Exhibit 10.1

EXECUTION

LEASE TERMINATION AND SETTLEMENT AGREEMENT

This lease termination and settlement agreement (the “Settlement Agreement”) dated as of August 29, 2023 (the “Settlement Effective Date”), is entered into by and between InVivo Therapeutics Corporation (“InVivo”), and ARE-MA Region No. 59, LLC (“ARE,” and together with InVivo, the “Parties”), with reference to the following:

RECITALS

WHEREAS, on May 28, 2021, InVivo and ARE entered into that certain Lease Agreement (the “Original Lease”) for the lease of commercial real property located at 1 Kendall Square, Cambridge, Massachusetts (the “Premises”);

WHEREAS, on November 23, 2021, InVivo and ARE entered into that certain First Amendment to Lease (the “Lease Amendment,” and together with the Original Lease, the “Lease Agreement”);

WHEREAS, the term of the Lease Agreement expires on December 31, 2024;

WHEREAS, InVivo is obligated to pay Base Rent and Additional Rent, including Tenant’s Share of Operating Expenses to ARE through the full term of the Lease Agreement (collectively, the “Rent Obligations”);

WHEREAS, to secure payment of InVivo’s Rent Obligations, InVivo procured an irrevocable standby letter of credit from Silicon Valley Bank #SVBSF015894 in the amount of $100,178.76 (the “Letter of Credit”);

WHEREAS, InVivo is considering various restructuring alternatives including the possibility of commencing a voluntary petition under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”);

WHEREAS, InVivo and ARE have reached agreement with respect to the termination of the Lease Agreement and ARE’s rights and responsibilities in the event that InVivo commences a voluntary case under the Bankruptcy Code (any such proceeding, the “Chapter 11 Case”);

NOW, THEREFORE, in consideration of the foregoing recitals, which are incorporated hereinafter, and the mutual promises hereinafter contained, the Parties, intending to be legally bound, hereby stipulate and agree as follows:

SETTLEMENT AGREEMENT

1.Effective Date.  This Settlement Agreement is effective and binding upon the Parties on the Settlement Effective Date.

2.Lease Termination.  The Lease Agreement shall be terminated and of no further effect as of September 1, 2023 (the “Lease Termination Date”).  Except only with respect to InVivo’s obligations that survive the expiration or earlier termination of the Lease including, without limitation, those obligations set forth in Sections 28 and 30 of the Lease Agreement that expressly survive termination of the Lease Agreement (the “Surviving Rights”), the respective rights and obligations of the Parties under the Lease Agreement shall be terminated in their entirety as of the Lease Termination Date.  Except with respect to the rights and obligations created by this Settlement Agreement and the Surviving Rights, the Parties shall have no further rights or obligations arising from or on account of the Lease Agreement.  Notwithstanding anything to the contrary contained herein, InVivo shall be required to continue to comply with its obligations under the Lease Agreement from the Settlement Effective Date until the Lease Termination Date.

3.Surrender of Premises.  InVivo shall surrender possession of the Premises to ARE, consistent with InVivo’s obligations under Section 28 of the Original Lease, by no later than the Lease Termination Date.  InVivo will, at its own discretion, have the right to leave all its personal property located in the Premises as of the Lease Termination Date, including office and lab furniture, appliances, a printer, a copier, shelving and accessories, and its corporate banner (collectively, the “Personal Property”); provided, however, that as to any Personal Property that is left in the Premises as of the Lease Termination Date, InVivo expressly represents, acknowledges, and agrees that (a) it is the fee owner of all such Personal Property; (b) the Personal Property has only de minimis, if any, net market value; (c) none of the Personal Property is encumbered by or subject to any valid lien or security interest held by any third party; and (d) InVivo abandons, and shall cause to be abandoned, to ARE (or its express designee) all right, title, or interest that InVivo has or may have in the Personal Property.

4.InVivo Mail Delivered to Premises Following Lease Termination.  Notwithstanding any other provision contained herein to the contrary, from the Lease Termination Date through Tuesday, October 31, 2023 (the “Covered Period”), the following three individuals: Richard Christopher, Heather Hamel and Jim MacCord, each of whom is and will continue to be employed by InVivo (the “Authorized InVivo Representatives”), may enter the lobby of the Premises during normal business hours on each Tuesday and Thursday during the Covered Period, and provided reasonable identification is provided to ARE’s management personnel located at the Premises that such person is an Authorized InVivo Representative, ARE’s management personnel at the Premises will provide to such Authorized InVivo Representative, any mail addressed to InVivo that is in InVivo’s mailbox in the campus mailroom at the Premises or packages that were delivered to InViVo’s former suite at the Premises at the time of such visit.  To the extent InVivo requests any additional access to its mailbox at the Premises during the Covered Period, InVivo shall be required to obtain the prior, express consent from ARE.  For the avoidance of doubt, ARE shall have no responsibility for handling, forwarding, or doing anything else with respect to any mail delivered to InVivo’s mailbox or packages at its former suite other than as expressly set forth in this paragraph..

5.Decommissioning and HazMat Closure Plan.  By the Lease Termination Date, InVivo shall certify to ARE that it has complied with the Decommissioning and HazMat Closure Plan (as defined in the Original Lease).

6.Termination Payment.  InVivo shall remit to ARE $578,932.24 (the “Termination Payment”), pursuant to wire transfer instructions provided to InVivo by ARE.  The Termination Payment shall be made in two payments via wire transfer: (a) $500,000.00 concurrent with InVivo’s execution and delivery to ARE of this Settlement Agreement; and (b) $78,932.24 one business day thereafter.   InVivo also authorizes ARE to draw down and retain the full amount of the Letter of Credit in the amount of $100,178.76 (the “LC Proceeds”).  The Parties acknowledge and agree that the sum of the LC Proceeds and Termination Payment are equivalent to the claim ARE otherwise would be entitled to assert pursuant to section 502(b)(6) of the  Bankruptcy Code if instead of entering into this Settlement Agreement, InVivo, as a debtor in possession, obtained approval from the Bankruptcy Court (as defined below) to reject the Lease Agreement effective as of the Lease Termination Date.

7.Subordinated Claim.  To further induce ARE to enter into this Settlement Agreement and in consideration of ARE’s undertakings hereunder, including as set forth in Paragraph 9 and Paragraph 12 below, ARE is entitled to an allowed claim in the Chapter 11 Case in the amount of $54,527.00 (the “ARE Claim”).  The ARE Claim shall be allowed and treated on a subordinated basis to all allowed claims in any Chapter 11 Case, except for (a) claims classified pursuant to section 510(b) of the Bankruptcy Code; (b) any equity interest in InVivo or any subsidiary or affiliate that is jointly administered in the Chapter 11 Case; and (c) any intercompany claims of InVivo and any subsidiary or affiliate (whether or not such subsidiary or affiliate is a jointly administered debtor in InVivo’s Chapter 11 Case); provided, however, that each of the following conditions precedent are satisfied (collectively, the “Conditions Precedent”): (a) InVivo commences a Chapter 11 Case; (b) the Assumption Motion (as defined below) is approved by final order of the bankruptcy court in which such Chapter 11 Case is filed (the “Bankruptcy Court”) within not more than thirty (30) days after the date on which such Chapter 11 Case is commenced (the “Petition Date”); (c) InVivo does not breach any of its obligations to ARE under this Settlement Agreement; and (d) InVivo remains at all times in the Chapter 11 Case a debtor in possession under sections 1107(a) and 1108 of the Bankruptcy Code.  Should any of the Conditions Precedent not be satisfied, then ARE's agreement to the subordination of the ARE Claim as provided herein automatically shall be deemed null and void and of no further force or effect whatsoever and without prejudice to any and all rights, claims, or remedies ARE may have under this Settlement Agreement, the Lease Agreement and any applicable bankruptcy or non-bankruptcy law.  For the avoidance of doubt, nothing herein shall impair, limit, or otherwise prejudice ARE from asserting a general unsecured claim in the Chapter 11 Case based upon any Surviving Rights.

8.InVivo Representations.  InVivo represents to ARE that as of the Settlement Effective Date: (a) InVivo has not commenced a Chapter 11 Case; (b) if InVivo ultimately commences a Chapter 11 Case, InVivo intends to seek confirmation of a plan in any Chapter 11 Case; (c) neither the Lease Agreement nor the Premises are necessary for achieving InVivo’s goals in any restructuring (including in a Chapter 11 Case), including a going concern sale of all or substantially all of its assets that maximizes recovery for its other creditors and stakeholders; and (d) InVivo, in consultation with its board of directors and counsel, believe that the terms of this

Settlement Agreement are fair, reasonable, and in the best interests of its creditors and other stakeholders.

9.Plan Support.  Provided InVivo remains in compliance in all material respects with its obligations to ARE under this Settlement Agreement and each of the Conditions Precedent are satisfied, if InVivo files and serves a plan for reorganization or liquidation in the Chapter 11 Case, ARE agrees to vote the ARE Claim in favor of accepting the plan proposed by InVivo in such case.  On the Petition Date, InVivo will file a motion (the form and substance of which shall be reasonably satisfactory to ARE) that seeks to assume this Settlement Agreement pursuant to section 365 of the Bankruptcy Code (the “Assumption Motion”).

10.Surrender of Premises.  InVivo agrees to and shall complete the surrender of the Premises to ARE as of the Lease Termination Date in accordance with its obligations under the Lease Agreement, including, without limitation, Section 28 therein.

11.Releases By InVivo.  Except with respect to enforcement of ARE’s obligations under this Settlement Agreement, effective upon the Lease Termination Date, the InVivo Released Parties (as defined in Paragraph 11 below) each hereby forever waives, releases and discharges any and all claims of any nature whatsoever, causes of action, obligations, suits, judgments, damages, demands, debts, interests and liabilities that have been brought, asserted, threatened or could have been brought or asserted, whether liquidated or unliquidated, fixed or contingent, at law or in equity, known or unknown against ARE and its affiliates, predecessors, successors, agents, assigns, professionals, attorneys, employees, officers and directors (collectively, the “ARE Released Parties”) arising in any way out of, or from the facts and circumstances related to, the Lease Agreement or the Premises.

12.Releases By ARE.  Except with respect to enforcement of InVivo’s obligations under this Settlement Agreement and any rights, claims, or remedies ARE may have in respect of its Surviving Rights, effective upon the Lease Termination Date, the ARE Released Parties each forever waive, release and discharge any and all claims of any nature whatsoever (including, without limitation, administrative claims, secured claims and unsecured claims), causes of action, obligations, suits, judgments, damages, demands, debts, interests and liabilities that have been brought, asserted, threatened or could have been brought or asserted, whether liquidated or unliquidated, fixed or contingent, at law or in equity, known or unknown against InVivo, its affiliates, predecessors, successors, agents, assigns, professionals, attorneys, employees, officers and directors (collectively, the “InVivo Released Parties”) arising in any way out of, or from the facts and circumstances related to, the Lease Agreement or the Premises.

13.Entire Agreement.  This Settlement Agreement constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersedes all prior agreements.  The terms of this Settlement Agreement may not be changed, amended, modified, or altered except by written agreement signed by each of the Parties or confirming emails exchanged by counsel to the Parties.

14.Authority.  The Parties each represent and warrant that the undersigned is fully authorized and empowered to execute and deliver this Settlement Agreement on behalf of, and to bind, each Party, as applicable, to the terms and conditions of this Settlement Agreement.

15.Construction.  The Parties have cooperated in the drafting and preparation of this Settlement Agreement.  Therefore, in any construction or interpretation to be made of this Settlement Agreement, the Settlement Agreement shall not be construed for or against any Party on that basis.

16.Choice of Law.  This Settlement Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws principles thereof.

17.Authority to Execute.  This Settlement Agreement may be executed in any number of counterparts, and each such counterpart is to be deemed an original for all purposes, but all counterparts shall collectively constitute one agreement.  Further, electronic signatures or transmissions of an originally signed document by facsimile or electronic mail shall be as fully binding on the Parties as an original document.

[Rest of Page Intentionally Left Blank; Signature Page Follows]

INVIVO THERAPEUTICS CORPORATION

By:	/s/ Richard Toselli
Title:	CEO

X I hereby certify that the signature, name, and title above are my signature, name and title.

ARE-MA REGION NO. 59, LLC, a Delaware limited liability company

By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P., a Delaware limited partnership, managing member

	By:	ARE-QRS CORP., a Maryland corporation, general partner

		By:	/s/Allison Grochola
		Its:	SVP – Real Estate Legal Affairs